John W. Hlywak, Jr. (Investors)          Jay Higham        (Media)
Senior Vice President & CFO              Senior Vice President of Marketing
IntegraMed America, Inc.                 IntegraMed America, Inc.
(914) 251-4143                           (914) 251-4127
email:  jhlywak@integramed.com           email:  jhigham@integramed.com
Web Address:  http://www.integramed.com

Lippert/Heilshorn & Associates
Kim Golodetz (kgolodetz@lhai.com)
(212) 838-3777
Bruce Voss (bvoss@lhai.com)
(310) 691-7100
www.lhai.com




                    INTEGRAMED REPORTS THIRD QUARTER RESULTS,
         EXPECTS FULL YEAR TO BE AT THE UPPER END OF EARNINGS GUIDANCE


Purchase, NY, October 30, 2003 -- IntegraMed America, Inc. (Nasdaq: INMD) today announced financial results for the third quarter ended September 30, 2003.

Total revenues for the third quarter of 2003 were $22.3 million, compared to $23.3 million for the same period in 2002. The contribution to earnings from operations in the third quarter of 2003 was approximately $2.6 million, compared with $2.7 million from the third quarter of 2002. Net income for the third quarter of 2003 was $261,000 or $0.07 per diluted share compared with $322,000 or $0.09 per diluted share for the comparable period in 2002.

Total revenues for the first nine months of 2003 were $70.5 million, a 9.3% increase from total revenues of $64.5 million for the comparable period in 2002. The contribution to earnings from operations for the first nine months of 2003 was approximately $7.9 million, compared with $7.4 million for the first nine months of 2002. Net income for the first nine months of 2003 was $778,000 or $0.22 per diluted share, compared with $858,000, or $0.25 per diluted share, for the comparable period in 2002.

"Solid 2003 third quarter growth over the third quarter of 2002 in Fertility Partners and Fertility Direct revenues was offset by our de-emphasis of certain pharmaceutical products with very low margins. The Fertility Partners segment experienced 16.3% same unit revenue growth, excluding the $2.3 million decline in revenue from the previously announced conversion of the Long Island unit from a Fertility Partner practice to a Fertility Affiliate practice and excluding the $343,000 of revenue from one month of operation of our newest Fertility Partner practice. Fertility Direct revenues increased 127% on higher volumes. Our pharmaceutical distribution sales for the third quarter were $3.6 million compared to $5.7 million in the third quarter of 2002 and $12.8 million for the first nine months of 2003 compared to $14.4 million for the same period in 2002. Efforts made on our behalf by our joint venture partner have been successful in increasing selling prices and in rolling back manufacturers' price increases. This should result in a pickup in pharmaceutical sales in the fourth quarter," said Gerardo Canet, President and CEO of IntegraMed. "New patient visits and other leading indicators of future Fertility Partners revenue continue to be strong while Fertility Direct revenues show continued growth," added Mr. Canet.

"The decline in contribution to earnings from the Fertility Partners segment in the third quarter of 2003 when compared to the same period in 2002, relates substantially to the loss of the contribution from the Long Island practice as a result of its conversion to an Affiliate practice. Contribution from Fertility Direct enjoyed a 268% growth over the prior year third quarter," continued Mr. Canet.

                                    - more -

"During the third quarter, we reached an agreement with Reproductive Endocrinology Associates of Charlotte, North Carolina to become our newest Fertility Partner practice. In addition, we continue to have discussions with practices to become members of our network and we will report the additions to you when we reach definitive agreements with them," continued Mr. Canet.

IntegraMed offered guidance on May 5, 2003 for the full year 2003 revenues to be near $100 million and net income to range from approximately $800,000 to $1.1 million, or approximately $0.22 to $0.28 per diluted share. Mr. Canet adjusted the revenue guidance indicating revenues will be in the mid $90 million range as a result of the third quarter's planned reductions in pharmaceutical product sales. However Mr. Canet confirmed that this reduction should not have a negative impact on the Company's net income and he reiterated that earnings per diluted share should be near the upper range of the guidance.

Conference Call

Gerardo Canet, President and Chief Executive Officer, and John Hlywak, Jr., Senior Vice President and Chief Financial Officer, will host a conference call beginning Friday, October 31, at 10:00 a.m. Eastern Time to discuss the Company's third quarter financial results and to answer questions.

Analysts wishing to participate in the live call and individuals wishing to listen to the conference call via telephone, please call (888) 803-7481 (domestic) or (706) 634-1308 (international). A telephone replay will be available through 12:00 p.m. Eastern Time, November 2, 2003, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering reservation number 3648494.

Individuals interested in listening to the conference call via the Internet may do so by visiting IntegraMed's web site at www.integramed.com. A replay will be available on the web site for 14 days. For further information regarding IntegraMed, this press release or the conference call, please go to IntegraMed's website homepage at www.integramed.com and to IntegraMed's Investor Relations website page at www.corporate-ir.net/ireye/ir_site.zhtml?ticker=INMD&script=400.

About IntegraMed America

IntegraMed, based in Purchase, NY offers products and services to patients, providers and payors focused on the $2 billion fertility industry. IntegraMed provides business services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers; and operates http://www.integramed.com, a leading fertility portal.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to finance future growth; the loss of significant business services contract(s); profitability at Reproductive Science Centers serviced by IntegraMed; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the IntegraMed's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission. All information in this press release is as of October 30, 2003 and IntegraMed undertakes no duty to update this information.

                                    - more -



                            INTEGRAMED AMERICA, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
              (all amounts in thousands, except per share amounts)

                                                              For the                    For the
                                                         three-month period         nine-month period
                                                         ended September 30,       ended September 30,
                                                         -------------------      --------------------
                                                           2003        2002         2003        2002
                                                         --------    -------      -------      -------
                                                             (unaudited)              (unaudited)

Revenues, net
     Fertility Partners ..............................   $ 17,762    $ 17,159    $ 55,533    $ 49,090
     Pharmaceutical sales ............................      3,553       5,699      12,846      14,363
     Fertility Direct ................................        942         415       2,089       1,042
                                                         --------    --------    --------    --------
     Total revenues ..................................     22,257      23,273      70,468      64,495
                                                         --------    --------    --------    --------

Costs of services and sales
     Fertility Partners ..............................     15,591      14,734      48,715      42,395
     Pharmaceutical costs ............................      3,440       5,482      12,500      13,818
     Fertility Direct ................................        577         316       1,333         869
                                                         --------    --------    --------    --------
     Total costs of services and sales ...............     19,608      20,532      62,548      57,082
                                                         --------    --------    --------    --------

Contribution
     Fertility Partners ..............................      2,171       2,425       6,818       6,695
     Pharmaceutical ..................................        113         217         346         545
     Fertility Direct ................................        365          99         756         173
                                                         --------    --------    --------    --------
     Total contribution ..............................      2,649       2,741       7,920       7,413
                                                         --------    --------    --------    --------

General and administrative expenses ..................      2,233       2,238       6,668       5,984
Interest income ......................................        (33)        (21)        (77)        (73)
Interest expense .....................................         22          40          54         119
                                                         --------    --------    --------    --------
     Total other expenses ............................      2,222       2,257       6,645       6,030
                                                         --------    --------    --------    --------

Income before income taxes ...........................        427         484       1,275       1,383
Income tax provision .................................        166         159         497         456
                                                         --------    --------    --------    --------
Net income ...........................................        261         325         778         927
                                                         --------    --------    --------    --------
Less: Dividends paid and/or accrued on Preferred Stock       --             3        --            69
                                                         --------    --------    --------    --------
Net income applicable to Common Stock ................   $    261    $    322    $    778    $    858
                                                         ========    ========    ========    ========

Basic and diluted earnings per share of Common Stock:
     Basic earnings per share ........................   $   0.08    $   0.10    $   0.23    $   0.27
     Diluted earnings per share ......................   $   0.07    $   0.09    $   0.22    $   0.25

Weighted average shares - basic ......................      3,448       3,270       3,399       3,143
Weighted average shares - diluted ....................      3,643       3,565       3,564       3,436

                                    - more -



                            INTEGRAMED AMERICA, INC.
                           CONSOLIDATED BALANCE SHEETS
                (all amounts in thousands, except share amounts)


                                                                   September 30,   December 31,
                                                                   -------------   ------------
                                                                        2003           2002
                                                                   -------------   ------------
                                                                    (unaudited)

ASSETS
   Cash and cash equivalents ......................................   $ 12,943      $  8,693
Current assets:
   Due from Medical Practices, net ................................      7,171         5,297
   Pharmaceutical sales accounts receivable, net ..................      1,109         1,637
   Prepaids and other current assets ..............................      2,257         2,888
                                                                      --------      --------
       Total current assets .......................................     23,480        18,515

Fixed assets, net .................................................      7,454         5,141
Exclusive Service Rights, net .....................................     20,747        19,529
Deferred taxes ....................................................      3,560         3,980
Other assets ......................................................        292           279
                                                                      --------      --------

       Total assets ...............................................   $ 55,533      $ 47,444
                                                                      ========      ========


                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable ...............................................   $  1,487      $    823
   Accrued liabilities ............................................      5,777         6,446
   Current portion of long-term notes payable and other obligations      1,211         1,099
   Patient deposits ...............................................      9,846         7,208
                                                                      --------      --------

       Total current liabilities ..................................     18,321        15,576
                                                                      --------      --------

Commitments and Contingencies

Long-term notes payable and other obligations .....................      4,313           311
                                                                      --------      --------
Shareholders' equity:
   Common Stock ...................................................         35            34
   Capital in excess of par .......................................     47,746        47,183
   Accumulated deficit ............................................    (14,882)      (15,660)
                                                                      --------      --------
       Total shareholders' equity .................................     32,899        31,557
                                                                      --------      --------

       Total liabilities and shareholders' equity .................   $ 55,533      $ 47,444
                                                                      ========      ========



                                      ####